EXHIBIT 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

PHARMOS CORPORATION ENGAGES BURRILL & COMPANY FOR BUSINESS DEVELOPMENT INITIATIVES

ISELIN, N.J., May 19, 2006 — Pharmos Corporation (Nasdaq: PARS), which recently entered into a definitive agreement to acquire Vela Pharmaceuticals Inc. (Vela), announced today that it has retained Burrill & Company on several business development initiatives. Burrill & Company is a life sciences merchant bank headquartered in San Francisco.

Pharmos said that Burrill will explore out-licensing opportunities for several of Pharmos’ assets. Burrill’s efforts will cover dexanabinol, a neuroprotective agent that successfully completed a Phase IIa clinical trial as a preventive agent against post-surgical cognitive impairment. Efforts will also focus on selective scientific business partnerships relating to the CB2-selective cannabinoid compounds in Pharmos’ pipeline. The Company’s CB2-selective synthetic cannabinoid library consists of cannabinoid receptor agonists that bind preferentially to CB2 receptors; these receptors are found primarily in peripheral immune cells. Burrill will also explore out-licensing opportunities for the Company’s platform drug delivery nanotechnologies for the oral, dermal, ocular and parenteral administration.of lipophilic compounds including NSAIDs, proteins, vaccines and other drugs with poor water solubility. Following the closing of Pharmos’ proposed merger with Vela , Burrill will provide assistance in exploring partnering or out-licensing opportunities for select Vela compounds.

“We are pleased to partner with Pharmos as it seeks to integrate its pending acquisition of Vela Pharmaceuticals and reposition the Company as a specialized pharmaceutical company,” said G. Steven Burrill, CEO of Burrill & Company.

Alan L. Rubino, President and Chief Operating Officer of Pharmos, said, “The Burrill engagement is an integral part of the transformation and repositioning of Pharmos. This agreement is intended to be synergistic with both the recently announced agreement to acquire Vela and additional business development initiatives that are designed to optimize our pipeline and enhance our business growth opportunities while minimizing our burn rate. Burrill & Company is recognized as one of the leading specialized life sciences merchant-banking firms and has an outstanding track record in identifying and negotiating strategic partnerships and merger and acquisition transactions. Their expertise and experience is a key component of progressing our business development initiatives.”

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications, including neurological and inflammatory disorders. The Company's core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled for Phase II testing in pain indications during 2006. Other compounds from Pharmos’ proprietary synthetic cannabinoid library are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, and other disorders.

About Burrill & Company

Founded in 1994, Burrill & Company is a San Francisco-based global leader in life sciences with principal activities in Venture Capital, Merchant Banking and Media. The company was a logical extension of G. Steven Burrill’s over-38-year involvement in the growth and prosperity of the biotechnology industry. Mr. Burrill’s respected reputation has positioned the firm as a prominent and preeminent venture capital firm and an industry “icon” in the life sciences arena. The company’s over 50 person scientific and business team, supported by its nearly 40-person Advisory Boards, the strategic and financial network of its limited partners, and the close relationships developed with numerous life science companies and managements, provide Burrill with unparalleled access and insight.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679